Exhibit 10.1

English Translation of the Share Purchase Agreement

by and between

Wealth Chance Investments Ltd.（the “Investor”）

and

China Polypeptide Group, Inc. ( the “Company”）

SHARE PURCHASE AGREEMENT

Dated August 25, 2010

 This Agreement is made on August 25, 2010 by and between the following parties:

☐	China Polypeptide Group, Inc. (the “Company”); and

☐	Wealth Chance Investments Ltd.（the “Investor”）

After friendly discussion and negotiation, in the principle of mutual benefits and cooperation, the parties agree as follows:

Section 1 - Investment Amount and Purchase of Shares
Following five (5) days of the execution of this Agreement, the Investor will purchase 585,743 common shares of the Company by delivering to the Company, in one lump sum, USD$3 million in cash.

Section 2 - Warrant
Upon the payment by the Investor, the Company will issue to the Investor a Warrant to purchase 87,861 common shares of the Company in the future.  The term of the Warrant is five years and the exercise price of the Warrant is USD$6.75 per share.

Section 3 - Right of Participation
The common shares held by the Investor shall have the right to participate in any profit distribution by the Company as other common shares held by the original shareholders.

Section 4 - Registration Right
The Company promises to register, by the six-month anniversary of the completion of this Investment, all the restricted shares held by the Investor with the relevant U.S. securities exchange agency so that such shares can be converted into non-restricted shares.  If, then, the relevant U.S. securities exchange agency demands any adjustment of the number of such shares to be registered, the Investor should accept such adjustment.

Section 5 - Allocation and Use of Investment Proceeds
The Company agrees to have the Investment Proceeds to be transferred into the following bank account: Account Name: _____________, Account Number: __________, Bank Address: ________. Such Investment Proceeds of the Company will be used for the expansion of the Company’s production facility. If used for other purposes, a prior consent from the Investor should be obtained.

Section 6 - Restriction on Share Transfer
The Investor agrees to a lock-up period of six months (calculated from the date of the public offering) when the Company next undertakes a public offering provided that the original principal shareholders of the Company are also subject to the lock-up requirement. Upon the expiration of the lock-up period, the Company shall make sure the Investor can trade the common shares held by it in the secondary market without restriction.  Detailed measures of trading shall be decided to minimize the impact on public offering with the underwriter.

Section 7 - Priority in Share Transfer
Before the Investor has transferred his shares, if the original principal shareholders of the Company will transfer any of their shares in the Company, the Investor has priority right in share transfer.

Section 8 - Right of First Refusal
The Investor shall have the right of first refusal with respect to any new shares to be issued by the Company (If the original shareholders decide not to purchase the new shares, the Investor shall have the right to purchase such shares.).

Section 9 - Confidentiality
The parties agree to maintain the confidentiality of this Agreement, discussions thereof and the intentions of the Investor before the Investor completes its capital contribution and not to disclose such information to any third party unless the disclosure is made to the legal counsel, financial consultant, investment bank, auditor or accountant of the parties or required by law.  Prior consents of both the Investor and the Company are required before public announcement of any information in connection with the transaction thereof.

Section 10- Governing Law
This Agreement shall be governed by the laws of Hong Kong.  Any dispute regarding the Agreement shall be settled by arbitration in Hong Kong at the Hong Kong International Arbitration Center in accordance with the arbitration rules in effect.

Section 11 - Effectiveness
This Agreement shall be executed in four copies and shall become effective upon execution by the parties.

In witness thereof, the authorized representatives of the parties have executed this Agreement as of the date first written above:

Company:        China Polypeptide Group, Inc.

Name:

Position:

Signature:

Investor:          Wealth Chance Investments Ltd.

Name:

Position:

Signature: